As filed with the Securities and Exchange Commission on August 19, 1999
                                                      Registration No. 333-79407



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         _____________________________
                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         _____________________________


                           WESTELL TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                         _____________________________

            DELAWARE                        3661                    36-3154957
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   classification Code Number) Identification No.)

                         _____________________________


                             750 NORTH COMMONS DRIVE
                             AURORA, ILLINOIS 60504
                                 (630) 898-2500
    (Address, including zip code, and telephone number, including area code, of registrant's executive offices)

                         _____________________________


                                ROBERT H. GAYNOR
                             CHIEF EXECUTIVE OFFICER
                           WESTELL TECHNOLOGIES, INC.
                             750 NORTH COMMONS DRIVE
                             AURORA, ILLINOIS 60504
                                 (630) 898-2500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         _____________________________


                                   Copies To:

                               NEAL J. WHITE, P.C.
                             McDermott, Will & Emery
                       227 West Monroe Street, Suite 3100
                          Chicago, Illinois 60606-5096
                                 (312) 372-2000


                         _____________________________


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

            THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

            Information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this prospectus until the registration statement filed with the SEC is effective. This prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED AUGUST 19, 1999

PROSPECTUS

                                8,500,000 SHARES

                           WESTELL TECHNOLOGIES, INC.
                              CLASS A COMMON STOCK

            We have prepared this prospectus to allow the selling stockholders identified in this prospectus to sell up to 8,500,000 shares of our class A common stock.

         Our class A common stock is quoted on the Nasdaq National Market under the symbol "WSTL." On August _____, 1999, the closing sale price of the class A common stock on the Nasdaq National Market was $_______ per share.

         INVESTING IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE OUR CLASS A COMMON STOCK.

            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. THE CLASS A COMMON STOCK IS NOT BEING OFFERED IN ANY STATE OR JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENTS. YOU SHOULD READ CAREFULLY THE ENTIRE PROSPECTUS, AS WELL AS THE DOCUMENTS INCORPORATED BY REFERENCE IN THE PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION.


                         _____________________________


                 The date of this Prospectus is August __, 1999

                                TABLE OF CONTENTS


The Company...........................................................2
Risk Factors..........................................................3
Use of Proceeds......................................................13
The Selling Stockholders.............................................13
Plan of Distribution.................................................17
About This Prospectus................................................19
Where You Can Find More Information..................................19
Experts..............................................................19

                                     SUMMARY

            Because this is a summary, it does not contain all the information about us that may be important to you. You should read the more detailed information and the financial statements and related notes which are incorporated by reference in this prospectus.

            Since 1980, Westell has developed telecommunications products that address the needs of telephone companies to upgrade their existing network infrastructures in order to deliver advanced data and voice services to their customers. We design, manufacture, market and service a broad range of digital and analog products used by telephone companies to deliver services primarily over existing copper telephone wires that connect end users to a telephone company's central office which are commonly referred to as the local loop or the local access network. We also market our products and services to other telecommunications and information service providers seeking direct access to end user customers.


            Traditionally, telephone companies have provided services using analog transmission, which involves the transmission of wave signals that correspond to the information being transmitted. Analog transmission, however, is unable to provide the requisite volume, speed and reliability to support the growing demands for services over telephone wires. In contrast, digital transmission makes it possible to reduce all forms of images, sounds and data to simple digital signals of ones and zeros and consequently permits high speed, high volume and highly reliable data transmission. In the U. S., the digital conversion of the analog network has been built on the format known as T-1. T-1 transmission utilizes a data rate that is 24 times faster than standard analog transmission or a rate equal to 1.54 megabits per second. Further, T-1 transmission can be aggregated or subdivided into channels that can deliver data transmission tailored to specific end user requirements.

            Our products can be categorized into three groups:

               o DSL products: products based on digital subscriber line or DSL technologies. DSL technology allows the simultaneous transmission of data at speeds up to 140 times faster than traditional analog telephone service in one direction, or 8 megabits per second, and up to 17 times faster than traditional analog telephone service in the reverse direction, or 1 megabit per second, while also providing traditional analog telephone service over a single pair of copper wires at distances of up to 18,000 feet, depending on the transmission rate.
               o T-1 products: products used by telephone companies to enable high speed digital transmission at rates that are called T-1 rates in the U.S. and E-1 rates outside the U.S.; these rates are approximately 24 times faster than traditional telephone service using analog transmission; and
               o Traditional products: products used by telephone companies to deliver digital and analog services at traditional analog transmission rates which are slower than the speeds permitted by our T-1 and DSL products.

            Conference Plus, Inc., our 88% owned subsidiary, provides audio, video, and data conferencing services. Businesses and individuals use these services to hold voice, video or data conferences with many people at the same time. Conference Plus sells its services directly to large customers, including Fortune 100 companies and serves customers indirectly through its private reseller program.

                                  RISK FACTORS

            You should carefully consider the following risk factors in addition to the other information contained and incorporated by reference into this prospectus before purchasing our stock.

WE MAY FACE OTHER RISKS NOT DESCRIBED IN THE FOREGOING RISK FACTORS WHICH MAY IMPAIR OUR BUSINESS OPERATIONS.

            The risks and uncertainties described in the foregoing risk factors may not be the only ones facing us. Additional risks and uncertainties not presently known to us may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could be materially adversely affected. In this case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE INCURRED AND CONTINUE TO EXPECT LOSSES.


          Due to our significant ongoing investment in DSL technology, which can be used by telephone companies and other service providers to increase the transmission speed and capacity of copper telephone wires, we have incurred and anticipate that our losses may extend at least through each of our fiscal 2000 quarters. To date, we have incurred operating losses, net losses and negative cash flow on both an annual and quarterly basis. For the year ended March 31, 1999, we had net losses of $35.0 million.


            We believe that our future revenue growth and profitability will depend on:

               o    creating sustainable DSL sales opportunities;
               o    developing new and enhanced T-1 products;
               o developing other niche products for both DSL and T-1 markets; and o growing our teleconference service revenues.


In addition, we expect to continue to evaluate new product opportunities and engage in extensive research and development activities. As a result, we will continue to invest heavily in research and development and sales and marketing, which will adversely affect our short-term operating results. We can offer no assurances that we will achieve profitability in the future.


WE DEPEND ON DSL MARKET ACCEPTANCE AND GROWTH FOR FUTURE SUCCESS.

            We expect to continue to invest significant resources in the development of DSL products. Because the DSL market is in its early stages, our DSL revenues have been difficult to forecast. If the DSL market fails to grow or grows more slowly than anticipated, then our business, revenues and operating results would be materially adversely affected.

            Our analog based and T-1 based products, such as our Network Interface Units which provide maintenance capabilities for telephone lines providing T-1 transmission, are not expected to generate sufficient revenues or profits to offset any losses that we may experience due to a lack of sales of DSL systems. If we fail to generate significant revenues from DSL sales, then we would not be able to implement our business goals and our business and operating results would suffer significantly.

            Customers have only recently begun to consider implementing DSL products in their networks. We have shipped most of our DSL products for trials and early deployment. Most of our customers are in initial service deployments and are not contractually bound to purchase our DSL systems in the future. We are unable to predict whether these initial service deployments or other technical or marketing trials will be successful and when significant commercial deployment of our DSL products will begin, if at all. The timing of DSL orders and shipments can significantly impact our revenues and operating results.

            Even if our customers adopt policies favoring full-scale implementation of DSL technology, our DSL-based sales may not become significant. There is no guaranty that our customers will select our DSL products instead of competitive products. If we fail to significantly increase our DSL sales, then our business, operating results and financial condition will suffer.

PRICING PRESSURES ON OUR PRODUCTS MAY AFFECT OUR ABILITY TO BECOME PROFITABLE.

            Due to competition in the DSL market, bids for recent field trials of DSL products reflect:

               o the forward pricing of DSL products below production costs to take into account the expectation of large future volumes and corresponding reductions in manufacturing costs; or
               o suppliers providing DSL products at a lower price as part of a sale of a package of products and/or services.

            We are offering DSL products based upon forward pricing. For example, in the September and December 1998 quarters, we shipped DSL products to customers that were priced below our current production costs. As a result, we recognized forward pricing losses of approximately $1.7 million and $800,000, respectively, for DSL orders received during those quarters. Such pricing will cause us to incur losses on a substantial portion of our DSL product sales unless and until we can reduce manufacturing costs. We believe that manufacturing costs may decrease when:

               o    more cost-effective transceiver technologies are available;
               o    product design efficiencies are obtained; and
               o    economies of scale are obtained related to increased volume.

            There is no guaranty that we will be able to secure significant additional orders and reduce per unit manufacturing costs that we have factored into our forward pricing of DSL products. We could continue to incur losses in connection with sales of DSL products even if our DSL unit volume increases. Losses from our sales of DSL products could result in fluctuations in our quarterly operating results and would materially and adversely affect our ability to achieve profitability and implement our business goals.

            Moreover, the International Telecommunication Union is expected to announce a standard in late 1999 for a DSL product called G.Lite, which will allow consumers to install DSL technology on their computers themselves. We believe this announcement will increase competition in the DSL market and result in greater pricing pressures with respect to all DSL products.

OUR QUARTERLY OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND SHOULD NOT BE RELIED UPON AS INDICATIONS OF FUTURE PERFORMANCE.


            We expect to continue to experience significant fluctuations in quarterly operating results. Due to the factors set forth below and elsewhere contained in "Risk Factors," sales to our largest customers have fluctuated and are expected to fluctuate significantly between quarters. Sales to our customers typically involve large purchase commitments, and customers purchasing our products may generally reschedule or cancel orders without penalty. As a result, our quarterly operating results have fluctuated significantly in the past three fiscal years. Other factors that have had and may continue to influence our quarterly operating results include:

               o the impact of changes in the DSL customer mix or product mix sold;
               o timing of product introductions or enhancements by us or our competitors;
               o changes in operating expenses which can occur because of product development costs, timing of customer reimbursements for research and development, pricing pressures and other reasons;
               o    write-offs for obsolete inventory; and
               o the other risks that are contained in this "Risk Factors" section.

Due to our fluctuations in quarterly results, we believe that period-to-period comparisons of our quarterly operating results are not necessarily meaningful. Our quarterly fluctuations make it more difficult to forecast our revenues. It is likely that in some future quarters our operating results will be below the expectations of securities analysts and investors, which may adversely affect our stock price. This occurred in fiscal 1999. We attempt to address this possible divergence through our public announcements and reports. The degree of specificity we can offer in such announcements, however, and the likelihood that any forward-looking statements we make will prove correct, can and will vary. As long as we continue to depend on DSL and new products, there is substantial risk of widely varying quarterly results, including the so-called "missed quarter" relative to investor expectations.


EVOLVING INDUSTRY STANDARDS MAY ADVERSELY AFFECT OUR DSL SALES

            Industry wide standardization organizations such as the American National Standards Institute and the European Telecommunications Standards Institute are responsible for setting transceiver technology standards for DSL products. Because we have not internally developed a transceiver technology for our products, we are dependent on transceiver technologies from third parties. Absent the proper relationships with key transceiver technology vendors, our products may not comply with the developing standards for DSL. If customers require standards-based products that require transceiver technologies not available to us under reasonable terms, then our DSL revenues would significantly decrease and our business and operating results would materially suffer.

            We will continue to rely on third party suppliers for access to transceiver technologies for new DSL products such as the DSL product under development called G.Lite, which will allow consumers to install DSL technology on their computers themselves. Since standards have not been established for G.Lite products, there can be no assurance that standards-compliant transceiver technologies will be available to us in a timely manner for the purpose of product development.


            In addition, the introduction of competing standards or implementation specifications could result in confusion in the market and delay any decisions regarding deployment of DSL systems. For example, the anticipated announcement of G.Lite standard could also delay our customer's deployment of other DSL products. Delay in the announcement of standards would materially and adversely impact sales of our DSL product offerings and could have a material adverse effect on our business and operating results.


OUR PRODUCTS FACE COMPETITION FROM OTHER EXISTING PRODUCTS, PRODUCTS UNDER DEVELOPMENT AND CHANGING TECHNOLOGY, AND WE MUST DEVELOP NEW COMMERCIALLY SUCCESSFUL PRODUCTS TO ACHIEVE OUR BUSINESS GOALS AND GENERATE REVENUE.


            The markets for our products are characterized by:

               o    intense competition,
               o    rapid technological advances,
               o    evolving industry standards,
               o    changes in end-user requirements,
               o    frequent new product introductions and enhancements, and
               o    evolving telephone company service offerings.

            New products introductions or changes in telephone company services could render our existing products and products under development obsolete and unmarketable. For example, High Bit-Rate DSL, a product that enhances the signal quality of the transmission over copper wire, may reduce the demand for the types of products that we currently manufacture such as our Network Interface Units product, which provide performance monitoring of copper telephone wires. Our Network Interface Units accounted for at least 50% of our revenues in each of the last three fiscal years. Further, the demand for many of our traditional analog products is decreasing, and will likely continue to decrease, as high capacity digital transmission becomes less expensive and more widely deployed. There can be no assurance that we will have the financial and manufacturing resources necessary to continue to successfully develop new products or to otherwise successfully respond to changing technology standards and telephone company service offerings. Our future success will largely depend upon our ability to continue to enhance our existing products and to successfully develop and market new products on a cost-effective and timely basis.

            Our current product offerings apply primarily to the delivery of digital communications over copper wire in the local access network. We expect that the increasing deployment of fiber and wireless broadband transmission in the local access network will reduce the demand for our existing products. Telephone companies also face competition from cable operators, new local access providers and wireless service providers that are capable of providing high speed digital transmission to end-users. If telephone companies decide not to aggressively respond to this competition and fail to offer high speed digital transmission, then the overall demand for DSL products will decline. Consequently, to remain competitive we must develop new products to meet the demands of these emerging transmission media and new local access network providers.

            If our products become obsolete or fail to gain widespread commercial acceptance due to competing products and technologies, then our product revenues would significantly decrease and our business and operating results will be materially adversely affected.


WE MAY EXPERIENCE DELAYS IN THE DEPLOYMENT OF NEW PRODUCTS.

            Our past sales have resulted from our ability to anticipate changes in technology, industry standards and telephone company service offerings, and to develop and introduce new and enhanced products and services. Our continued ability to adapt to such changes will be a significant factor in maintaining or improving our competitive position and our prospects for growth. Factors resulting in delays in product development include:

               o rapid technological changes in the telecommunications industry;
               o the Regional Bell Operating Companies' lengthy product approval and purchase processes; and
               o our reliance on third-party technology for the development of new products.

There can be no assurance that we will successfully introduce new products on a timely basis or achieve sales of new products in the future. If we fail to deploy new products on a timely basis, then our product sales will decrease, our quarterly operating results could fluctuate, and our competitive position and financial condition would be materially and adversely affected.

THE TELECOMMUNICATIONS INDUSTRY IS HIGHLY COMPETITIVE AND THIS COMPETITION MAY RESULT IN OPERATING LOSSES, A DECREASE IN OUR MARKET SHARE AND FLUCTUATIONS IN OUR REVENUE.


            We expect competition to increase in the future especially in the emerging DSL market. Because we are significantly smaller than most of our competitors, we may lack the financial resources needed to increase our market share. Many of our competitors, such as Ericsson, Cisco, Lucent Technologies, Nortel and 3Com, are much larger than us and can offer a wide array of different products and services that are required for all of a telephone company's business. Conversely, our products are used to enhance transmission from the telephone company's central office to the end user, which is just one element of a telephone company's network. Our inability to form successful alliances through which we can market our products and develop systems that meet customer requirements will affect our ability to successfully compete in the DSL market which would materially adversely affect our business and operating results.

            We expect continued aggressive tactics from many of our competitors such as:

               o    Forward pricing of products;
               o    Early announcements of competing products;
               o    Bids that bundle DSL products with other product offerings;
               o Customer financing assistance; and o Intellectual property disputes.

These tactics can be particularly effective in a highly concentrated customer base such as ours. In addition, the development of the G.Lite DSL product could enable other companies with less technological expertise than us to more readily enter the DSL market and could place additional pricing pressures on our other DSL products.

            In addition, under the Telecommunications Act, the Regional Bell Operating Companies may engage in manufacturing activities. So our largest customers may potentially become our competitors as well.


THE FAILURE TO MAINTAIN AND FURTHER DEVELOP PARTNERS AND ALLIANCES WOULD ADVERSELY AFFECT OUR BUSINESS.


            Instead of directly competing with large telecommunications equipment suppliers, we have begun to develop and maintain partnerships and alliances with other companies in order to secure complementary technologies, to lower costs, and to better market and sell our products. These partnerships and alliances provide important resources and channels for us to compete successfully. Some of our partnerships provide us with third party technology that we rely on to manufacture our products. In addition, instead of directly competing with large suppliers such as Lucent Technologies and Fujitsu in the DSL market, we have entered into alliances with these companies to offer our products within a package of products sold by these companies to telephone companies. We cannot provide any assurances that these partnerships will continue in the future. As competition increases in the DSL market, these alliances will become even more important to us. A loss of one or more partnerships and alliances could affect our ability to sell our products and therefore could materially adversely affect our business and operating results.


CONFERENCE PLUS'S LARGE COMPETITORS COULD ADVERSELY AFFECT CONFERENCE PLUS'S ABILITY TO MAINTAIN OR INCREASE ITS MARKET SHARE.


            Conference Plus participates in the highly competitive industry of voice, video, and multimedia conferencing services. Competitors include stand-alone conferencing companies and major telecommunications providers. In addition, internet service providers may attempt to expand their revenue base by providing conferencing services. Conference Plus's ability to sustain growth and performance is dependent on its:

               o    maintenance of high quality standards and low cost position;
               o    international expansion; and
               o    evolving technological capability.

Any increase in competition could reduce our gross margin, require increased spending on research and development and sales and marketing, and otherwise materially adversely affect our business and operating results.


OUR LACK OF BACKLOG MAY AFFECT OUR ABILITY TO ADJUST TO AN UNEXPECTED SHORTFALL IN ORDERS.

            Because we generally ship products within a short period after receipt of an order, we typically do not have a material backlog of unfilled orders, and our revenues in any quarter are substantially dependent on orders booked in that quarter. Our expense levels are based in large part on anticipated future revenues and are relatively fixed in the short-term. Therefore, we may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall of orders. Accordingly, any significant shortfall of demand in relation to our expectations or any material delay of customer orders would adversely affect our quarterly operating results and have an immediate adverse impact on our business and operating results.

INDUSTRY CONSOLIDATION COULD MAKE COMPETING MORE DIFFICULT.


            Consolidation of companies offering high speed telecommunications products is occurring through acquisitions, joint ventures and licensing arrangements involving our competitors, our customers and our customers' competitors. We cannot provide any assurances that we will be able to compete successfully in an increasingly consolidated telecommunications industry. Any heightened competitive pressures that we may face may have a material adverse effect on our business, prospects, financial condition and result of operations.

WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS WHO ARE ABLE TO EXERT A HIGH DEGREE OF INFLUENCE OVER US.


            We have and will continue to depend on the large Regional Bell Operating Companies, those companies emerging from the break-up of AT&T, as well as on other telephone carriers including smaller local telephone carriers and new alternative telephone carriers such as Qwest, for substantially all of our revenues. Sales to the Regional Bell Operating Companies accounted for 61.9%, 51.1% and 46.6% of our revenues in fiscal 1997, 1998 and 1999, respectively. Consequently, our future success will depend significantly upon:

               o the timeliness and size of future purchase orders from the Regional Bell Operating Companies;
               o the product requirements of the Regional Bell Operating Companies;
               o the financial and operating success of the Regional Bell Operating Companies; and
               o the success of the Regional Bell Operating Companies' services that use our products.


The Regional Bell Operating Companies and our other customers are significantly larger than we are and are able to exert a high degree of influence over us. Customers purchasing our products may generally reschedule orders without penalty to the customer. Even if demand for our products is high, the Regional Bell Operating Companies have sufficient bargaining power to demand low prices and other terms and conditions that may materially adversely affect our business and operating results.


            Any attempt by a Regional Bell Operating Company or our other customers to seek out additional or alternative suppliers or to undertake the internal production of products would have a material adverse effect on our business and operating results. The loss of any or our customer could result in an immediate decrease in product sales and materially and adversely affect our business.

            Conference Plus's customer base is very concentrated as its top ten customers represent a large portion of revenue. Customers of Conference Plus have expanded their requirements for our services, but there can be no assurance that such expansion will increase in the future. Additionally, Conference Plus's customers continually undergo review and evaluation of their conferencing services to evaluate the merits of bringing those services in-house rather than outsourcing those services. There can be no assurance in the future that Conference Plus's customers will bring some portion or all of their conferencing services in-house. Conference Plus must continually provide higher quality, lower cost services to provide maintain and grow their customer base. Any loss of a major account, would have a material adverse effect on Conference Plus. In addition, any merger or acquisition of a major customer could have a material adverse effect on Conference Plus.


OUR CUSTOMERS HAVE LENGTHY PURCHASE CYCLES WHICH AFFECT OUR ABILITY TO SELL OUR PRODUCTS.

            Prior to selling products to telephone companies, we must undergo lengthy approval and purchase processes. Evaluation can take as little as a few months for products that vary slightly from existing products or up to a year or more for products based on new technologies such as DSL products. Accordingly, we are continually submitting successive generations of our current products as well as new products to our customers for approval. The length of the approval process can vary and is affected by a number of factors, including the:

               o    complexity of the product involved,
               o    priorities of telephone companies,
               o    telephone companies' budgets, and
               o    regulatory issues affecting telephone companies.

The requirement that telephone companies obtain FCC approval for most new telephone company services prior to their implementation has in the past delayed the approval process. Such delays in the future could have a material adverse affect on our business and operating results. While we have been successful in the past in obtaining product approvals from our customers, there is no guaranty that such approvals or that ensuing sales of such products will continue to occur.

WE ARE DEPENDENT ON THIRD PARTY TECHNOLOGY AND WE WOULD NOT BE ABLE TO COMPETE WITHOUT THIRD PARTY TECHNOLOGY.


            Many of our products incorporate technology developed and owned by third parties. Consequently, we must rely upon third parties to develop and introduce technologies which enhance our current products and to develop new products. Any impairment or termination of our relationship with any licensors of technology would force us to find other developers on a timely basis or develop our own technology. There is no guaranty that we will be able to obtain the third-party technology necessary to continue to develop and introduce new and enhanced products, that we will obtain third-party technology on commercially reasonable terms or that we will be able to replace third-party technology in the event such technology becomes unavailable, obsolete or incompatible with future versions of our products. We would have severe difficulty competing if we cannot obtain or replace the third-party technology used in our products. Any absence or delay would materially adversely affect our business and operating results.

            For example, our ability to produce DSL products is dependent upon third party transceiver technologies. Our licenses for DSL transceiver technology are nonexclusive and the transceiver technologies either have been licensed to numerous other manufacturers or do not require a license to acquire. If our DSL transceiver licensors fail to deliver implementable or standards compliant transceiver solutions to us and other alternative sources of DSL transceiver technologies are not available to us at commercially acceptable terms, then our business and operating results would be materially and adversely affected.


WE ARE DEPENDENT ON SOLE OR LIMITED SOURCE SUPPLIERS AND COULD NOT SELL OUR PRODUCTS WITHOUT THESE SUPPLIERS.

            Integrated circuits and other electronic components used in our products are currently available from only one source or a limited number of suppliers. For example, we currently depend on GlobeSpan Technologies, Alcatel and Analog Devices, Inc. to provide critical integrated transceiver circuits used in the Company's DSL products. In addition, some of the electronic components used in our products are currently in short supply and are provided on an allocation basis to us and other users based upon past usage. There is no guaranty that we will be able to continue to obtain sufficient quantities of integrated circuits or other electronic components as required, or that such components, if obtained, will be available to us on commercially reasonable terms. Integrated transceiver circuits and electronic components are key components in all of our products and are fundamental to our business strategy of developing new and succeeding generations of products at reduced unit costs without compromising functionality or serviceability. In the past we have experienced delays in the receipt of key components which have resulted in delays in related product deliveries. We anticipate that integrated circuit production capacity and availability of some electronic components may be insufficient to meet the demand for such components in the future. The inability to obtain sufficient key components or to develop alternative sources for such components as required, could result in delays or reductions in product shipments, and consequently have a material adverse effect on our customer relationships and our business and operating results.

OUR SERVICES ARE AFFECTED BY UNCERTAIN GOVERNMENT REGULATION AND CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS COULD RESTRICT THE WAY WE OPERATE OUR BUSINESS.

            Many of our customers are subject to regulation from federal and state agencies, including the FCC and various state public utility and service commissions. While such regulation does not affect us directly, the effects of such regulations on our customers may adversely impact our business and operating results. For example, FCC regulatory policies affecting the availability of telephone company services and other terms on which telephone companies conduct their business may impede our penetration of local access markets. The Telecommunications Act lifted certain restrictions on telephone companies' ability to provide interactive multimedia services. Rules to implement these new statutory provisions are now being considered by the FCC. While the statutory and regulatory framework for telephone companies providing multimedia services has become more favorable, it is uncertain at this time how this will affect telephone companies' demand for products based upon DSL technology. In addition, our business and operating results may also be adversely affected by the imposition of tariffs, duties and other import restrictions on components that we obtain from non-domestic suppliers or by the imposition of export restrictions on products that we sell internationally. Internationally, governments of the United Kingdom, Canada, Australia and numerous other countries actively promote and create competition in the telecommunications industry. Changes in current or future laws or regulations, in the U.S. or elsewhere, could materially and adversely affect our business and operating results.

            In addition, the Telecommunications Act permits the Regional Bell Operating Companies to engage in manufacturing activities after the FCC authorizes a Regional Bell Operating Company to provide long distance services within its service territory. A Regional Bell Operating Company must first meet specific statutory and regulatory tests demonstrating that its monopoly market for local telephone services is open to competition before it will be permitted to enter the long distance market. When these tests are met, a Regional Bell Operating Company will be permitted to engage in manufacturing activities and the Regional Bell Operating Companies, which are our largest customers, may become our competitors as well.

POTENTIAL PRODUCT RECALLS AND WARRANTY EXPENSES COULD ADVERSELY AFFECT OUR ABILITY TO BECOME PROFITABLE.

            Our products are required to meet rigorous standards imposed by our customers. Most of our products carry a limited warranty ranging from one to seven years. In addition, our supply contracts with our major customers typically require us to accept returns of products or indemnify such customers against certain liabilities arising out of the use of our products. Complex products such as those offered by us may contain undetected errors or failures when first introduced or as new versions are released. Because we rely on new product development to remain competitive, we cannot predict the level of these type of claims that we will experience in the future. Despite our testing of products and our comprehensive quality control program, there is no guaranty that our products will not suffer from defects or other deficiencies or that we will not experience material product recalls, product returns, warranty claims or indemnification claims in the future. Such recalls, returns or claims and the associated negative publicity could result in the loss of or delay in market acceptance of our products, affect our product sales, our relationships with customers, and our ability to generate a profit

OUR INTERNATIONAL OPERATIONS EXPOSE US TO THE RISKS OF CONDUCTING BUSINESS OUTSIDE THE UNITED STATES.


            International revenues represented 5.5%, 9.9% and 9.1% of our revenues in fiscal 1997, 1998 and 1999, respectively. The Company also has a relationship with Fujitsu Telecom Europe, Ltd. for the supply of DSL equipment to British Telecom. Because Conference Plus has expanded its conference call business in Europe by opening new offices in Dublin, Ireland, we believe that our exposure to international risks may increase in the future. These risks include:

               o    foreign currency fluctuations
               o    tariffs, taxes and trade barriers,
               o    difficulty in accounts receivable collection,
               o    political unrest, and
               o burdens of complying with a variety of foreign laws and telecommunications standards.

The occurrence of any of these risks would impact our ability to increase our revenue and become profitable, or could require us to modify significantly our current business practices.


OUR FAILURE TO MANAGE OUR GROWTH EFFECTIVELY COULD IMPAIR OUR ABILITY TO SUPPLY AND SUPPORT THE MANUFACTURE OF LARGE VOLUMES OF DSL PRODUCTS.


            We are in the process of planning for the manufacturing capabilities necessary to supply and support large volumes of DSL products and in the future may become increasingly dependent on subcontractors. Reliance on third-party subcontractors involves several risks, including the potential absence of adequate capacity and reduced control over product quality, delivery schedules, manufacturing yields and costs. Although we believe that alternative subcontractors or sources could be developed if necessary, the use of subcontractors could result in material delays or interruption of supply as a consequence of required re-tooling, retraining and other activities related to establishing and developing a new subcontractor or supplier relationship. Any material delays or difficulties in connection with increased manufacturing production or the use of subcontractors could have a material adverse effect on our business and operating results. Our failure to effectively manage our growth would have a material adverse effect on our business and operating results.

THE CLASS A COMMON STOCK ISSUABLE UPON CONVERSION OF OUR CONVERTIBLE DEBENTURES MAY SIGNIFICANTLY INCREASE THE SUPPLY OF OUR CLASS A COMMON STOCK IN THE PUBLIC MARKET, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

            On April 16, 1999, we issued $20,000,000 aggregate principal amount of convertible debentures. The convertible debentures are convertible into a number of shares of class A common stock as is determined by dividing the principal amount of the convertible debentures by the lesser of:

               o a variable conversion price which is initially $6.372 per share, but will be increased under the terms of the convertible debentures; and
               o the floating market price of our class A common stock at the time of conversion, except that the market price can be imposed only under specific conditions.


Assuming a conversion price of $6.372 per share, the convertible debentures will be convertible into approximately 3,138,731 shares of class A common stock. If our class A common stock trades at a price less than the variable conversion price, then the convertible debentures will be convertible into shares of our class A common stock at variable rates based on future trading prices of the class A common stock and events that may occur in the future. Therefore, if the conversion price is less than $6.372 per share, then the number of shares of class A common stock issuable upon conversion of the convertible debentures will be inversely proportional to the market price of the class A common stock at the time of conversion. The number of shares of class A common stock that may ultimately be issued upon conversion is therefore presently indeterminable and could fluctuate significantly. Depending on market conditions at the time of conversion, however, the number of shares issuable could prove to be significantly greater if our stock's trading price declines. Purchasers of class A common stock could therefore experience substantial dilution upon conversion of the convertible debentures.


            Also, the warrants are subject to anti-dilution protection, which may result in the issuance of more shares than originally anticipated if we issue securities at less than market value or the applicable exercise price. These factors may result in substantial future dilution to the holders of our class A common stock.

WE WILL NOT BE ABLE TO SUCCESSFULLY COMPETE, DEVELOP AND SELL NEW PRODUCTS IF WE FAIL TO RETAIN KEY PERSONNEL AND HIRE ADDITIONAL KEY PERSONNEL.

            Because of our need to continually evolve our business with new product developments and strategies, our success is dependent, in part, on our ability to attract and retain qualified technical, marketing, sales and management personnel. To remain competitive in the telecommunications industry, we must maintain top management talent, employees who are involved in the development and testing of new products, and employees who have developed important relationships with key customers. Because of the high demand to these types of key employees, especially in the DSL market, it is difficult to retain existing key employees and attract new key employees. While most of our executive officers, have severance agreements in which the officers agreed not to compete with us and not to solicit any of our employees for a period of one year after termination of the officer's employment in most circumstances, we do not have similar noncompetition and nonsolicitation agreements for other employees who are important in our product development and sales. Our inability to attract and retain additional key employees or the loss of one or more of our current key employees could materially adversely affect our ability to successfully develop new products and implement our strategy.

WE RELY ON OUR INTELLECTUAL PROPERTY WHICH WE MAY BE UNABLE TO PROTECT, OR WE MAY BE FOUND TO INFRINGE THE RIGHTS OF OTHERS.

            Our success will depend, in part, on our ability to protect trade secrets, obtain or license patents and operate without infringing on the rights of others. Although we regard our technology as proprietary, we have only one patent on such technology related to our Network Interface Units. We expect to seek additional patents from time to time related to our research and development activities. We rely on a combination of technical leadership, trade secrets, copyright and trademark law and nondisclosure agreements to protect our unpatented proprietary know-how. These measures, however, may not provide meaningful protection for our trade secrets or other proprietary information. Moreover, our business and operating results may be materially adversely affected by competitors who independently develop substantially equivalent technology. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as U.S. law. The telecommunications industry is also characterized by the existence of an increasing number of patents and frequent litigation based on allegations of patent and other intellectual property infringement. From time to time we receive communications from third parties alleging infringement of exclusive patent, copyright and other intellectual property rights to technologies that are important to us. There is no guaranty that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that we would prevail in any such litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms. Further, such litigation, regardless of its outcome, could result in substantial costs to and diversion of our efforts. Any infringement claim or other litigation against or by us could have a material adverse effect on our business and operating results.

OUR STOCK PRICE IS VOLATILE WHICH MAY AFFECT YOUR ABILITY TO REALIZE A PROFIT WHEN PURCHASING OUR STOCK.


            Our class A common stock price has experienced substantial volatility in the past and is likely to remain volatile in the future due to factors such as:

               o Our historical and anticipated quarterly and annual operating results;
               o Variations between our actual results and analyst and investor expectations;
               o Announcements by us or others and developments affecting our business;
               o Investor perceptions of our company and comparable public companies; and
               o Conditions and trends in the data communications and Internet-related industries.

In particular, the stock market has from time to time experienced significant price and volume fluctuations affecting the common stocks of technology companies, which may include telecommunications manufacturers like Westell. Volatility can also arise as a result of the activities of short sellers and risk arbitrageurs regardless of our performance. This volatility may result in a material decline in the market price of our class A common stock, and may have little relationship to our financial results or prospects.


WE WILL NEED ADDITIONAL FINANCING IF WE DO NOT MEET OUR BUSINESS PLAN OR WE WILL NOT BE ABLE TO FUND OUR OPERATIONS.


            We must continue to enhance and expand our product and service offerings in order to maintain our competitive position and increase our market share. As a result and due to our net losses, the continuing operations of our business may require substantial capital infusions. Whether or when we can achieve cash flow levels sufficient to support our operations cannot be accurately predicted. Unless such cash flow levels are achieved, we may require additional borrowings or need to sell additional debt or equity securities, or some combination thereof, to provide funding for our operations. In April 1999, we completed a private placement of convertible debentures and warrants for $20 million to fund our operations. If we cannot generate sufficient cash flow from our operations, or are unable to borrow or otherwise obtain additional funds to finance our operations when needed, then we would not be able to operate our business. Under the terms of the sale of the convertible debentures and warrants, in most circumstances, we are not permitted to issue any equity securities or any equity-like securities until October 11, 1999.

OUR PRINCIPAL STOCKHOLDERS CAN EXERCISE SIGNIFICANT INFLUENCE OVER US WHICH COULD DISCOURAGE TRANSACTIONS INVOLVING A CHANGE OF CONTROL OF WESTELL AND MAY AFFECT YOUR ABILITY TO RECEIVE A PREMIUM FOR CLASS A COMMON STOCK THAT YOU PURCHASE.

            At March 31, 1999, as trustees of a voting trust containing common stock held for the benefit of the Penny family and the Simon family, Robert C. Penny III and Melvin J. Simon have the exclusive power to vote over 75% of the votes entitled to be cast by the holders of our common stock. In addition, all members of the Penny family who are beneficiaries under this voting trust are parties to a stock transfer restriction agreement which prohibits the beneficiaries from transferring any class B common stock or their beneficial interests in the voting trust without first offering such class B common stock to the other Penny family members. Consequently, Westell is effectively under the control of Messrs. Penny and Simon, as trustees, who have sufficient voting power to elect all of the directors and to determine the outcome of most corporate transactions or other matters submitted to the stockholders for approval. Such control may have the effect of discouraging transactions involving an actual or potential change of control of Westell, including transactions in which the holders of class B common stock might otherwise receive a premium for their shares over the then-current market price.


IF WE DO NOT ADEQUATELY ADDRESS YEAR 2000 ISSUES, WE MAY INCUR SIGNIFICANT COSTS AND OUR BUSINESS COULD SUFFER.

            The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, our computer programs that have date-sensitive software and software of companies into which our network is interconnected may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. If the system of other companies on whose services we depend or with whom our systems interconnect are not year 2000 compliant, it could have a material adverse effect on our business, prospects, financial condition and operating results. The year 2000 issue is discussed at greater length in the SEC documents that are incorporated by reference into this prospectus.


                                 USE OF PROCEEDS

            We will not receive any proceeds from the sale of the class A common stock by the selling stockholders.


                            THE SELLING STOCKHOLDERS

            The class A common stock covered by this prospectus consists of shares issued or issuable upon conversion of our $20,000,000 aggregate principal amount of 6% Subordinated Secured Convertible Debentures due April 15, 2004 and warrants to purchase 909,091 shares of our class A common stock.


            The number of shares that may be actually sold by each selling stockholder will be determined by such selling stockholder. Because each selling stockholder may sell all, some or none of the shares of class A common stock which it holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of class A common stock that will be held by the selling stockholders upon termination of the offering.


            The following table sets forth certain information regarding the selling stockholders, including:

               o    the name of each selling stockholder,
               o the beneficial ownership of class A common stock of each selling stockholder as of July 31, 1999, and
               o the maximum number of shares of class A common stock offered by each selling stockholder.


The information presented is based on data furnished to the Company by the selling stockholders and assumes a conversion price of $6.372 per share. The actual number of shares of class A common stock issuable upon conversion of the convertible debentures is indeterminate, and is subject to adjustment and could be materially less or more than the amounts set forth in the table below depending on factors which we cannot predict at this time, including, among other factors, the future market price of the class A common stock.

            The shares of class A common stock included in the table below represent a good faith estimate of the number of shares of class A common stock that will become issuable upon conversion of the convertible debentures. Under the registration rights agreement, we are required to register for resale by the selling shareholders 8,500,000 shares of our Class A common stock. This amount is based upon:

               o the number of shares convertible from the convertible debentures and exercisable with respect to the warrants, and
               o the increased number of shares issuable with respect to the convertible debentures if the conversion price declines.

If the warrants were exercised in full and all of the convertible debentures were converted at the conversion price of $6.372 per share, only 4,047,823 shares of class A common stock would be issued and available for resale under this prospectus. However, we cannot determine the exact number of shares of Class A common stock that we will ultimately issue upon exercise of the warrants and conversion of the convertible debentures if anti-dilution adjustments occur with respect to the warrants or the conversion price for the convertible debentures changes from the current conversion price.

            Pursuant to their terms, the convertible debentures and warrants are convertible by any holder only to the extent that the number of shares thereby issuable, together with the number of shares of class A common stock owned by such holder, but not including unconverted shares of convertible debentures or warrants, would not exceed 4.9% of the then outstanding class A common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, unless such conversion is approved by the majority of the holders of class A common stock. Accordingly, the number of shares of class A common stock set forth in the third through fifth columns in the table below for each selling stockholder exceeds the number of shares of class A common stock that the selling stockholder beneficially owns as of July 31, 1999. This 4.9% limit may not prevent any holder from converting all of its convertible debentures or exercising its warrants, because the holder can convert or exercise convertible debentures and warrants into 4.9% of the outstanding class A common stock, then sell all of that stock to permit it to engage in further conversions or exercises. As a result, the 4.9% limit does not prevent any selling stockholder from selling more than 4.9% of our class A common stock.



                                                                            SHARES OF CLASS A COMMON STOCK OWNED IF ALL
                                               SHARES OF CLASS A COMMON      ACQUISITION RIGHTS ARE EXERCISED ASSUMING
                                               STOCK BENEFICIALLY OWNED                 THE 4.9% OWNERSHIP
                                                   PRIOR TO OFFERING               LIMITATION IS NOT IN EFFECT
                                                   -----------------               ---------------------------
                                                            % OF                % OF                              % OF     % OF
                                                           CLASS A             CLASS A   % OF TOTAL    SHARES    CLASS A   TOTAL
                                                           COMMON              COMMON     VOTING       BEING     COMMON    VOTING
                                                 NUMBER    STOCK     NUMBER    STOCK       POWER       OFFERED   STOCK     POWER
                                                 ------    -----     ------    -----       -----       -------   -----     -----
Castle Creek Technology Partners, LLC (1).......899,577     4.9%   1,821,519    1.0       1.9%       3,825,000    2.2%     *
Marshall Capital Management, Inc (2)............899,577     4.9%   1,214,346    1.0       1.3%       2,550,000    1.5%     *
Capital Ventures International (3)..............899,577     4.9%   1,011,954    1.0       1.1%       2,125,000    1.2%     *
---------------------
*Less than 1%

(1) Castle Creek Technology Partners, LLC beneficially owns 899,577 shares, determined in accordance with Rule 13d-3, and disclaims beneficial ownership of any shares other than these 899,577 shares.
            As investment manager, pursuant to a management agreement with Castle Creek Technology Partners LLC, Castle Creek Partners, LLC may be deemed to beneficially own the securities held by Castle Creek
            Technology Partners LLC. Castle Creek Partners, LLC disclaims such beneficial ownership. John Ziegelman and Daniel Asher, as managing members of Castle Creek Partners, LLC, may be deemed to be beneficial owners of such securities. Messrs. Asher and Ziegelman disclaim such beneficial ownership.
(2)         Marshall Capital Management,  Inc. is a subsidiary of CF FirstBoston.
            Marshall Capital Management, Inc. disclaims beneficial ownership of any shares other than 899,577 shares.
(3)         Heights Capital Management, Inc., the investment manager for Capital
            Ventures International, has voting control and investment discretion over the transactions by Capital Ventures International. Heights
            Capital Management, Inc. disclaims beneficial ownership of any shares other than 899,577 shares.


            The percentages set forth in the table above are based upon 17,459,163 shares of class A common stock and 19,124,869 shares of Class B Common Stock outstanding. Each share of class A common stock has one vote per share and each share of class B Common Stock has four votes per share.

            The numbers included in the column "Shares Being Offered" include additional shares that may be issuable to the selling stockholders upon conversion of the convertible debentures and the exercise of the warrants, including if the conversion price of the convertible debentures falls below $6.372 per share or because additional shares are issuable to the holders of the convertible debentures due to anti-dilution price protection provisions. Under Rule 416 of the Securities Act of 1933, the selling stockholders may offer and sell additional shares of class A common stock issued or issuable upon conversion or exercise of the warrants or the convertible debentures as a result of stock splits, stock dividends and anti-dilution provisions.

            At our election, but subject to specific conditions, the convertible debentures are not convertible into shares of class A common stock if shares to be received upon such conversion would exceed 20% of the outstanding common stock.

DESCRIPTION OF CONVERTIBLE DEBENTURES AND WARRANTS

            As of April 14, 1999, we issued and sold in a private placement $20 million aggregate principal amount of the convertible debentures and warrants to purchase 909,091 shares of our class A common stock, subject to adjustment. The convertible debentures are convertible into our class A common stock.

Conversion Price.  The conversion price is generally the lower of:

               o    the "variable conversion price" as described below; and
               o the floating market price of our class A common stock at time of conversion based upon lowest average bid price of the class A common stock in a five consecutive daY trading period in the ten trading days immediately prior to the recalculation of the conversion price. If on April 16, 2000, the market price is $9.5625 or greater, then the market price will not be used to determine the conversion price under most circumstances unless we have committed certain defaults under the terms of the convertible debentures that are described below.

The variable conversion price initially is $6.372 per share. On April 16, 2000 and April 16, 2001, the variable conversion price will be adjusted to be the greater of:

               o    $4.4604, and
               o the weighted average sales price of the class A common stock over the ten day trading period prior to the adjustment.

The variable conversion price cannot fall below $4.4604 or be greater than $6.372 per share. The formula for calculating the conversion price will be adjusted if we fail to comply with certain terms of the convertible debentures such as failing to convert the convertible debentures in a timely manner. If we are suspended from trading or are no longer listed for trading on The Nasdaq National Market or the New York Stock Exchange, then the conversion price will be reduced by 10% and a holder of the convertible debentures can elect to use the floating market price described above to determine the conversion price.

Interest. The convertible debentures accrue interest at the rate of 6% or $1,200,000 per year. This interest is payable, at our option, in cash, additional convertible debentures or class A common stock at the conversion price then in effect. The number of shares issued as payment of the annual accrued interest would be 188,323 shares of class A common stock per year assuming the conversion price equals $6.372 per share. The interest rate on the convertible debentures can increase to 8% if the conversion price of the convertible debentures falls below $4.4604 per share.

Redemption Upon Default. The holder of a convertible debenture may demand the redemption of its convertible debentures upon the occurrence of the defaults listed below. There are two different redemption prices depending upon the type of default. The redemption price shall equal $1,150 for each convertible debenture being redeemed, plus accrued and unpaid interest, for the following defaults:

               o we become bankrupt or suffer certain other bankruptcy events,
               o an event of default occurs under our existing loan agreements with LaSalle National Bank,
               o we breach any agreement with respect to indebtedness of $500,000 or more,
               o our accountants deliver a "going concern" qualification or exception with respect to our financial statements,
               o we suffer a $500,000 judgment that is not discharged within sixty days, or

               o an event of default occurs under the debentures issued by us in exchange for the convertible debentures.

For other defaults, the redemption price shall equal the greater of:

               o $1,350 for each convertible debenture being redeemed plus accrued and unpaid interest, or
               o    the product of:

                    o the highest price at which our stock is traded from the date of the default to the redemption date divided by the lowest conversion price in effect during such period (assuming the market conversion price is in effect); and
                    o the principal amount of the convertible debentures plus accrued and unpaid interest.

The defaults triggering this second redemption price include the following defaults:

                    o we fail to deliver in a timely manner our stock upon submission by such investors of a notice of conversion,
                    o we fail to reserve the amount of stock required under the terms of the convertible debentures,
                    o this prospectus cannot be used by the holders of the convertible debentures for certain time periods or is not amended as required under the terms of the convertible debentures,
                    o our stock is suspended from trading on the Nasdaq National Market for five days in any nine (9) month period;
                    o we fail to remove restrictive legends on our stock when required pursuant to the private placement documents,
                    o we commit an uncured breach of a material provision of any private placement document,
                    o any of our representations or warranties contained in the private placement documents is false or misleading in any material respect,
                    o we announce our intention not to issue stock upon conversion of the convertible debentures or exercise of the warrants,
                    o we materially breach, as a result of performance under the private placement documents, any agreement to which we are or become a party, and
                    o we fail to obtain stockholder approval to issue more than 20% of our voting power upon conversion of the convertible debentures and upon exercise of the warrants.

Instead of demanding that we redeem their convertible debentures, a holder may demand that we pay him or her a cash penalty of 1% of the outstanding amount of the convertible debentures for each day that the default is not fixed. This cash penalty cannot exceed 135% of the outstanding amount of convertible debentures.

20% Conversion Limitation. At our election, but subject to specific conditions, the convertible debentures are not convertible if shares to be received upon such conversion of all of the convertible debentures would equal or exceed 20% of our outstanding common stock. Once we notify the selling stockholders that the conversion of all of the convertible debentures would equal or exceed 20% of our common stock, we may exchange that portion of the convertible debenture submitted for conversion that represents the amount of convertible debentures held by that selling stockholder that would exceed 20% of our common stock if converted, into a one year note bearing interest at 12% per year.

Potential Dilution Due to Conversion. The following table sets forth the number of shares of class A common stock issuable upon conversion of the convertible debentures and the percentage ownership of the class A common stock that each represents assuming:

          o the conversion price is 25%, 50%, 75% and 100% of the initial variable conversion price ($6.372);
          o the conversion price is the minimum variable conversion price ($4.4604);

          o 17,459,163 shares of class A common stock and 19,124,869 shares of class B common stock are outstanding.

                                                                          PERCENTAGE OWNERSHIP
                                                SHARES UNDERLYING               OF CLASS A             PERCENTAGE OWNERSHIP
                PERCENT OF $6.372            CONVERTIBLE DEBENTURES            COMMON STOCK            OF TOTAL VOTING POWER
                -----------------            ----------------------            ------------            ---------------------

            100%....................                 3,138,731                        18.6%                  3.4%
            75%.....................                  4184,956                        24.7%                  4.4%
            50%.....................                 6,277,464                        37.1%                  6.6%
            25%.....................                12,554,928                        74.2%                 13.2%
            Minimum Variable
            Conversion Price
            ($4.4604)...............                 4,483,903                        26.5%                  4.7%


Limitations in the private placement documents under which the convertible debentures were issued may preclude the levels of beneficial ownership set forth above from being achieved.

Anti-Dilution Provisions. In addition, additional shares are issuable under the convertible debentures upon the following events:


Event                                                                        Additional Shares Issuable
-----                                                                        --------------------------
o           Stock split, stock dividend, reclassification and other          Shares issuable  will be proportionately adjusted to
                                                                             reflect the occurrence of such event.
o           Announcement of a merger or tender offer for our common stock.   During the thirty day period after the announcement,
                                                                             or a lesser period if the transaction is publicly
                                                                             announced to be abandoned, the conversion
                                                                             price shall equal the conversion price on the
                                                                             announcement date if that conversion price is lower
                                                                             than the conversion price calculated by using
                                                                             the standard conversion price formula set forth above.
o           We merge or consolidate with another company or a change of      Each holder may receive either:
            control occurs.
                                                                             o     the shares that he or she would be entitled to
                                                                                   receive upon conversion of the convertible
                                                                                   debentures; or

                                                                             o     125% of the  principal amount of the convertible
                                                                                   debentures in cash if the surviving
                                                                                   corporation of the transaction:

                                                                                   o   is not publicly traded;

                                                                                   o   does not have a market capitalization of
                                                                                       $150,000,000 or more;

                                                                                   o   does not have an average daily trading
                                                                                       volume that is greater than $2,000,000; and




                                                                                   o   does not have historical 100 day volatility
                                                                                       that is greater than 60%.

o     We issue other securities convertible or                                  The conversion price used with respect to the
      exchangeable for our common stock at a                                    convertible debentures will be reduced to reflect
      conversion or exercise price based upon a                                 the discount and/or lower conversion price
      discount market price, or at a conversion price                           formula.
      that is lower than the conversion price
      for the convertible debentures.

o     We issue additional shares other than pursuant                            The conversion price used to calculate the
      to a Board approved employee/director option                              convertible debentures will be reduced to reflect
      plan, at prices less than the market price                                the discount price.
      for our common stock.

Impact of Dilution. The additional shares issued upon conversion of the convertible debentures would dilute the percentage interest of each of our existing class A common stockholders, and this dilution would increase as more shares of class A common stock are issued due to the impact of the variable conversion price. Each additional issuance of shares upon conversion or exercise of the warrants would increase the supply of shares in the market and, as a result, may cause the market price of our common stock to decline.


            The effect of this increased supply of class A common stock leading to a lower market price may be magnified if there are sequential conversions of convertible debentures. Specifically, the selling stockholders could convert a portion of their convertible debentures and then sell the class A common stock issued upon conversion, which likely would result in a drop in our stock price. Then selling stockholders could convert another portion of their convertible debentures at a lower conversion price because of the decreased stock price, and be issued a greater number of shares of class A common stock due to the lower conversion price. If they then sold shares of class A common stock, our stock price would likely decrease again, permitting the selling stockholders to do more conversions at a conversion price even more favorable to them. However, an ever falling market price for our common stock may not benefit the holders of the convertible debentures. If the price keeps falling, the holders will receive more and more shares with a decreasing aggregate value. Eventually, if the dilution becomes extreme, the market for our class A common stock will tend to become illiquid, which will limit the ability of the converting selling stockholders to sell shares of our class A common stock even at a very low price.

            A pattern of such partial conversions and sales could increase the aggregate number of shares of class A common stock issued upon conversion of the convertible debentures above that it would otherwise be, and could place significant downward pressure on our stock price. This downward pressure on our stock price might encourage market participants to sell our stock short, which would put further downward pressure on our stock price, and further decrease the conversion price and increase the dilution of our existing common stockholders upon conversion of the convertible debentures.

Company Redemption. We may redeem the convertible debentures after April 16, 2000, if the price of our class A common stock is at least 200% of the variable conversion price then in effect. The redemption price would equal 115% of the face amount of the convertible debentures, plus accrued and unpaid interest. The selling stockholders have a right to convert their convertible debentures prior to this type of redemption.

Security Interest. The convertible debentures are collaterally secured with a second lien on all of our assets, except for the common stock of our subsidiary, Conference Plus, Inc. We are subject to penalties, under a variety of circumstances, including failure to list the underlying class A common stock on The Nasdaq Stock Market and failure to register the resale of the underlying class A common stock under the Securities Act of 1933.


Registration Rights. Pursuant to the securities purchase agreement under which the convertible debentures were issued, we filed with the SEC a Registration Statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares and agreed to use our best efforts to keep such

Registration Statement effective until such date as all of the shares have been resold, or such time as all of the shares held by the selling stockholders can be sold immediately without compliance with the registration requirement of the Securities Act of 1933, pursuant to Rule 144 or otherwise.

Warrants. The warrants are exercisable at any time until April 15, 2004. The exercise price for the class A common stock underlying the warrants is $8.9208 per share.


                              PLAN OF DISTRIBUTION

         Sales of the shares being sold by the selling stockholders are for the selling stockholders' own accounts. We will not receive any proceeds from the sale of the shares offered hereby.

            The selling stockholders have advised us that:

               o the shares may be sold by the selling stockholders or their respective pledgees, donees, transferees or successors in interest, on The Nasdaq Stock Market, in sales occurring in the public market other than such market quotation system, in privately negotiated transactions, through the writing of options on shares, short sales or in a combination of such transactions;

               o each sale may be made either at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices which may be changed, or at prices related to prevailing market prices;

               o some or all of the shares may be sold through brokers acting on behalf of the selling stockholders or to dealers for resale by such dealers including block trades in which brokers or dealers will attempt to sell the shares but may position and resell the block or principal; and

               o in connection with such sales, such brokers and dealers may receive compensation in the form of discounts and commissions from the selling stockholders and may receive commissions from the purchasers of shares for whom they act as broker or agent which discounts and commissions may be less than or exceed those customary in the types of transactions involved. Any broker or dealer participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and will be required to deliver a copy of this prospectus to any person who purchases any class A common stock from or through such broker or dealer. We have been advised that, as of the date hereof, none of the selling stockholders have made any arrangements with any broker for the sale of their class A common stock.

            In offering the class A common stock covered hereby, the selling stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any profits realized by the selling stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any class A common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

            If necessary, the specific shares of our class A common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. We entered into a registration rights agreement in connection with the private placement of the convertible debentures and the warrants which required us to register the underlying shares of our class A common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides for cross-indemnification of the selling stockholders and us and their respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the class A common stock, including liabilities under the Securities Act of 1933 and to contribute to payments the parties may be required to make in respect thereof. We have agreed to indemnify and hold harmless the selling stockholders from certain liabilities under the Securities Act of 1933.

            Under applicable rules and regulations under Regulation M under the Securities Exchange Act of 1934, any person engaged in the distribution of the class A common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the class A common stock of the Company for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and without limiting the foregoing, each selling stockholder will be subject to the applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the class A common stock by the selling stockholders. The foregoing may affect the marketability of the class A common stock.

            We will bear all expenses of the offering of the class A common stock, except that the selling stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders.


                              ABOUT THIS PROSPECTUS

            This prospectus is a part of a registration statement that we have filed with the SEC using a "shelf registration" process. You should read both this prospectus and any supplement together with additional information described under "Where You Can Find More Information."

            You should rely only on the information provided or incorporated by reference in this Prospectus or any supplement. We have not authorized anyone else to provide you with additional or different information. The class A common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.


                       WHERE YOU CAN FIND MORE INFORMATION

            We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public on the SEC's Internet web site at http://www.sec.gov.

            The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. The following documents filed by us and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the Selling Stockholders sell all of the class A common stock offered hereby, are incorporated by reference in this Prospectus:


               o the Company's Annual Report on Form 10-K for the year ended March 31, 1999, as amended;
               o    the Company's Registration Statement on Form 8-A;
               o the Company's Current Reports on Form 8-K dated April 20, 1999 and June 14, 1999; and
               o the Company's Schedule 14A filed with the SEC on July 14, 1999.


You may request a copy of these filings, at no cost, by writing or telephoning us at:

                        Westell Technologies, Inc.
                        750 North Commons
                        Aurora, Illinois  60504
                        (630) 898-2500
                        Attention:  Nicholas Hindman


                                     EXPERTS

            The consolidated financial statements and schedule of the Company incorporated by reference in this Registration Statement on Form S-3 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following are the estimated expenses (other than the SEC registration fee) of the issuance and distribution of the securities being registered, all of which will be paid by the Company.

        SEC registration fee.................................   $15,212
        Fees and expenses of counsel.........................    15,000
        Fees and expenses of accountants.....................     5,000
       *Nasdaq listing fees and expenses......................     --
        Miscellaneous........................................    4 ,788
                                                               --------
              Total..........................................  $ 40,000
                                                               ========


            The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions, brokerage fees and transfer taxes, if any, and the fees and expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration and sale of the Shares being offered by the Selling Stockholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made
(1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the shareholders. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

            The Company's Restated Certificate and by-laws provide for indemnification of the Company's directors, officers, employees and other agents to the fullest extent not prohibited by the Delaware law.

            The Company maintains liability insurance for the benefit of its directors and officers.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                                               DESCRIPTION
------                                               -----------

   +3.1             Amended and Restated Certificate of Incorporation of the
                    Company as amended.
  +3.2              Second Amended and Restated By-Laws of the Company,
                    incorporated  herein by reference to Exhibit 3.2 to the
                    Company's  Registration  Statement on Form S-1 (No.
                    33-98024).
  +5.1              Opinion of McDermott, Will & Emery regarding legality
  23.1              Consent of Arthur Andersen, LLP
 +23.2              Consent of McDermott, Will & Emery (included in Exhibit 5.1)
 +24.1              Power of Attorney (included with the signature page to the
                    Registration Statement)
_______________
+ Previously filed.

ITEM 17.  UNDERTAKINGS.

(1)         The undersigned registrant hereby undertakes:

              (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

              (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Aurora, Illinois on August 16, 1999.


                                          WESTELL TECHNOLOGIES, INC.


                                          By:  /s/      Robert H. Gaynor
                                              Robert H. Gaynor,
                                              Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons or their attorneys-in-fact in the capacities indicated on August 16, 1999.


SIGNATURE                                            TITLE
---------                                            -----

/s/       Robert H. Gaynor           Chief Executive Officer and Chairman of the
          Robert H. Gaynor           Board of Directors
                                     (Principal Executive Officer)

*                                    Interim Chief Financial Officer (Principal
          Nicholas C. Hindman        Financial and Accounting Officer)

*                                    Director
          Paul A. Dwyer

*                                    Director
          Robert C. Penny III

*                                    Director
          John W. Seaholtz

*                                    Director
          Melvin J. Simon

*                                    Director
          Ormand J. Wade

*Pursuant to Power of Attorney

/s/       Robert H. Gaynor
Robert H. Gaynor